EXHIBIT 99.2

NEWS RELEASE
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FOR IMMEDIATE RELEASE                                          February 28, 2002


Houston, Texas - Blue Dolphin Energy Company (NASDAQ Symbol: BDCO)

     BLUE DOLPHIN INCREASES ITS INTEREST IN THE BLUE DOLPHIN PIPELINE SYSTEM

Blue Dolphin Energy Company announced that it acquired an additional 1/3 interest in the Blue Dolphin Pipeline System, which it operates, from MCNIC Pipeline & Processing Company ("MCNIC"), a business unit of DTE Energy Company (NYSE: DTE). As a result of this transaction Blue Dolphin holds an 83% interest in the Blue Dolphin Pipeline System.

The Blue Dolphin Pipeline System is a natural gas and condensate-gathering pipeline with related shore facilities servicing the Galveston Area, offshore Texas, with transportation capacity of 160 Mmcf/d and 7,000 Bpd of condensate. Present throughput is approximately 20 Mmcf/d and 100 Bpd of condensate. The line extends from Galveston Block 288 to its onshore facilities in Freeport, Texas.

Blue Dolphin Energy Company is engaged in the acquisition and exploration of oil and gas properties, and the gathering and transportation of natural gas and condensate. In addition, the Company actively pursues midstream projects with long-term revenue potential such as the Sabine Seaport and Petroport offshore oil terminal projects, the New Avoca natural gas storage project and Drillmar,
Inc. and its deepwater semi-tender assisted drilling and well intervention solution. Questions should be directed to Haavard Strommen, Manager of Finance, at the Company's offices in Houston, Texas, 713-227-7660. For further information see our Home Page at http://www.blue-dolphin.com.

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.